Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED
CERTIFICATE OF INCORPORATION

OF

STEEL CONNECT, INC.

STEEL CONNECT, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Steel Connect, Inc., and the date of filing of its Restated Certificate of Incorporation with the Secretary of State was September 29, 2008.

SECOND: That resolutions were duly adopted by the board of directors (the “Board”) of the Corporation setting forth this proposed Amendment to the Restated Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

THIRD: To accomplish the foregoing Amendment to the Restated Certificate of Incorporation of the Corporation, the first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation shall be deleted in its entirety and replaced with the following:

“FOURTH: Effective as of 5:00 p.m. (Wilmington, Delaware Local Time) on the date of filing (the “Effective Time”) of this amendment to the Corporation’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every 3,500 shares of the Corporation’s Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be reclassified, combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”) and without increasing or decreasing the authorized number of shares of Common Stock; provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Split to any person that held fewer than 3,500 shares of the Corporation’s Common Stock immediately prior to the Reverse Split and, in lieu thereof, such holder of fewer than 3,500 shares of the Corporation’s Common Stock who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such holder), shall be entitled to receive cash (without interest) for such holder’s fractional shares in an amount equal to such fraction multiplied by the Fractional Share Value (as defined below). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of post-Reverse Split Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above.  The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent.

As used herein, “Fractional Share Value” shall mean the average of the closing sales prices of the Common Stock on the exchange the Corporation is currently trading for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split).”

FOURTH: That, pursuant to resolution of the Board, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed on this 21st day of June, 2023.

STEEL CONNECT, INC.

By:	/s/ Jason Wong
	Name:	Jason Wong
	Title:	Chief Financial Officer